SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 15, 2007

ALLIANCE DATA SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-15749	31-1429215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17655 WATERVIEW PARKWAY

DALLAS, TEXAS 75252

(Address and Zip Code of principal executive offices)

(972) 348-5100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On October 15, 2007, Aladdin Merger Sub, Inc. (the “Offeror”) announced that it has commenced a cash tender offer (the “Tender Offer”) in respect of the $250 million aggregate outstanding principal amount of 6.00% Senior Notes, Series A, due May 16, 2009 (the “2009 Notes”) and the $250 million aggregate outstanding principal amount of 6.14% Senior Notes, Series B, due May 16, 2011 (together with the 2009 Notes, the “Notes”) issued by Alliance Data Systems Corporation (the “Company”) under the Note Purchase Agreement, dated as of May 1, 2006, governing the Notes (the “Note Purchase Agreement”). In connection with the Tender Offer, the Offeror is soliciting consents to proposed amendments to the Notes and the Note Purchase Agreement that would, among other things, eliminate substantially all of the restrictive covenants, eliminate certain of the events of default and modify or eliminate certain other provisions contained in the Notes and the Note Purchase Agreement.

In addition, the Company announced today that, pursuant to the terms of the Note Purchase Agreement, it has commenced a cash offer (the “Prepayment Offer”) to prepay all, but not less than all, of the Notes held by each holder of Notes. Holders may tender pursuant to the Tender Offer or the Prepayment Offer but not both.

A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated October 15, 2007 entitled “Cash Tender Offers and Related Consent Solicitation Commenced for Alliance Data Debt Securities.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: October 15, 2007	By:	/s/ Edward J. Heffernan
Edward J. Heffernan Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated October 15, 2007 entitled “Cash Tender Offers and Related Consent Solicitation Commenced for Alliance Data Debt Securities.”

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